Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of Parnell Pharmaceuticals Holdings Ltd of our report dated March 26, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the impact of the ten-for-one consolidation of shares which will have the effect of a reverse split described in Note 29, as to which the date is May 1, 2014, relating to the consolidated financial statements of Parnell Pharmaceuticals Holdings Pty Ltd, which appears in the Registration Statement on Form F-l.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Sydney, Australia

July 9, 2014